Exhibit 99.1

NEWS MEDIA CONTACT:

Sears Holdings Public Relations

(847) 286-8371

FOR IMMEDIATE RELEASE:

December 29, 2016

SEARS HOLDINGS ANNOUNCES SECURED STANDBY

LETTER OF CREDIT FACILITY

HOFFMAN ESTATES, Ill. — Sears Holdings Corporation (NASDAQ: SHLD) today announced that it has obtained a secured standby letter of credit facility (the “LC Facility”), which provides the Company with additional liquidity to fund its operations. The LC Facility will allow the Company to request standby letters of credit in an initial amount of up to $200 million and may be expanded at the request of the Company and with the consent of the lenders under the facility by up to an additional $300 million. The LC Facility is being provided by JPP, LLC and JPP II, LLC, which are affiliates of ESL Investments, Inc., with Citibank, N.A. serving as administrative agent and issuing bank.

“As Sears Holdings has consistently shown, we will take actions to adjust our capital structure, generate liquidity and manage our business to enable us to execute on our transformation while meeting all of our financial obligations. This new standby letter of credit facility further demonstrates that Sears Holdings has numerous options to finance our business strategy,” said Jason M. Hollar, Sears Holdings’ chief financial officer.

The terms of the LC Facility were approved by the Related Party Transactions Subcommittee of the Board of Directors of the Company, with advice from Centerview Partners and Weil Gotshal & Manges, the Subcommittee’s outside financial and legal advisors.

Forward-Looking Statements

This press release contains forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about our transformation through our integrated retail strategy, our plans to redeploy and reconfigure our assets, our liquidity, and our ability to exercise financial flexibility as we meet our obligations. Whenever used, words such as “will,” “expect,” and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements, including these, are based on the current beliefs and expectations of our management and are subject to significant risks, assumptions and uncertainties, many of which are beyond the Company’s control, that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Detailed descriptions of risks, uncertainties and factors relating to Sears Holdings are discussed in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. While we believe that our forecasts and assumptions are reasonable, we caution that actual results may differ materially. We intend the forward-looking statements to speak only as of the time made and do not undertake to update or revise them as more information becomes available, except as required by law.

About Sears Holdings Corporation

Sears Holdings Corporation (NASDAQ: SHLD) is a leading integrated retailer focused on seamlessly connecting the digital and physical shopping experiences to serve our members – wherever, whenever and however they want to shop. Sears Holdings is home to Shop Your Way®, a social shopping platform offering members rewards for shopping at Sears and Kmart as well as with other retail partners across categories important to them. The company operates through its subsidiaries, including Sears, Roebuck and Co. and Kmart Corporation, with full-line and specialty retail stores across the United States. For more information, visit www.searsholdings.com.

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